SECURITY INCOME FUND
FILE NO. 811-2120
CIK NO. 0000088498

EXHIBIT 77D:  Policies with respect to security investments

WHEREAS,  Security  Management  Company,  LLC, investment adviser of Diversified
Income Series of Security  Income Fund and Series E (Diversified  Income) of SBL
Fund (each a "Fund" and  collectively,  the  "Funds") has  recommended  that the investment  policies  of the Funds be amended  to change  each  Fund's  expected weighted average duration from four to ten years to three to ten years; and

WHEREAS, the proposed change in duration does not reflect a change in the Funds'
investment strategy but is recommended to give the Funds the ability to maintain a duration that is consistent with the benchmark index;

WHEREAS,  the Board of Directors has determined  that such change is in the best interest of each such Fund and its respective shareholders;

NOW, THEREFORE,  BE IT RESOLVED,  that the Board of Directors of Security Equity
Fund and SBL Fund hereby amends the investment  policies of  Diversified  Income
Series of Security Income Fund and Series E (Diversified  Income) of SBL Fund to
change the expected  weighted  average duration of the Funds to a range of three to ten years, effective May 1, 2002.

FURTHER RESOLVED,  that the appropriate Fund officers,  be, and they hereby are, authorized and directed to take all steps necessary and/or  appropriate to carry out the purpose and intent of this  resolution,  including,  but not limited to, filing  such  prospectus  supplements  and/or  amendments  to  the  registration statements of the Funds as may be necessary or appropriate.